Exhibit 99.1

CERTAIN CLOSED END FUNDS ADVISED BY WESTERN ASSET MANAGEMENT COMPANY, LLC

ANNOUNCE NEW DIRECTOR/TRUSTEE

New York – (Business Wire) – March 10, 2020

Western Asset Investment Grade Income Fund Inc. (NYSE: PAI) and Western Asset Premier Bond Fund (NYSE: WEA) (together, the “Funds”) each announced today the appointment of Michael Larson as a new director of PAI and as a new trustee of WEA, effective March 6, 2020.

Mr. Larson is the Chief Investment Officer for William H. Gates III. He currently serves as trustee and chairman of the Board of Trustees of Western Asset Inflation-Linked Income Fund and Western Asset Inflation-Linked Opportunities & Income Fund, which are part of the Legg Mason fund complex, as well on the boards of several public companies.

An investment in a Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Fixed income securities are subject to risks, such as credit risk, inflation risk, call risk, and interest rate risk. As interest rates rise, bond prices fall, reducing the value of a Fund’s share price. High yield bonds are subject to additional risk and volatility.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Funds.

For more information, please call Fund Investor Services at 1-888-777-0102, or consult the Funds’ web site at http://www.lmcef.com. Hard copies of a Fund’s complete audited financial statements are available free of charge upon request.

Shareholder Contact: Fund Investor Services-1-888-777-0102